                                                                     EXHIBIT 2.2



THE SECURITIES REPRESENTED BY THIS OPTION AGREEMENT, AS WELL AS THE SECURITIES ISSUABLE UPON ANY EXERCISE OF THIS OPTION AGREEMENT, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, ASSIGNED OR TRANSFERRED UNLESS SO REGISTERED AND QUALIFIED OR UNLESS EXEMPTIONS FROM SUCH REGISTRATION AND QUALIFICATION ARE AVAILABLE AND IDENTIFIED TO THE ISSUER TO ITS REASONABLE SATISFACTION.



                                OPTION AGREEMENT

     THIS OPTION AGREEMENT is entered into as of July 31, 1997 by and between DATAWORKS CORPORATION a California corporation ("Parent"), and INTERACTIVE GROUP, INC., a Delaware corporation ("Interactive").

                                    RECITALS

     A. Parent, DATAWORKS ACQUISITION SUB, INC., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Interactive, are entering into an Agreement and Plan of Merger and Reorganization of even date herewith (as amended from time to time, the "Reorganization Agreement"; capitalized terms used but not otherwise defined in this Option Agreement have the meanings assigned to such terms in the Reorganization Agreement), which provides (subject to the conditions set forth therein) for the merger of Merger Sub into Interactive (the "Merger").

     B. As a condition to the willingness of Parent and Merger Sub to enter into the Reorganization Agreement, Parent and Merger Sub have required that Interactive agree, and in order to induce Parent and Merger Sub to enter into the Reorganization Agreement Interactive has agreed, to enter into this Option Agreement.

                                    AGREEMENT

     The parties to this Option Agreement, intending to be legally bound, agree as follows:

SECTION 1. GRANT OF OPTIONS. Interactive hereby grants Parent an irrevocable option (the "Stock Option") to purchase up to 344,531 shares of common stock, $.001 par value per share, of Interactive (the "Subject Shares"), in the manner set forth below, at a price of $7.50 per share, subject to adjustment as provided in Section 6 (the "Exercise



                                       1.

Price"), payable in cash (immediately available funds) in the manner set forth below, or by net issue exercise as contemplated in Section 5 hereof.

     1.1 EXERCISE OF OPTION.

          (a) Parent may exercise the Stock Option with respect to any of the Subject Shares in whole or in part, at any time or from time to time, following the occurrence of a Purchase Event (as defined in Section 1.1(b)) and prior to the Termination Date (as defined in Section 1.1(c)). Parent's right to purchase the Subject Shares with respect to which it has exercised the Stock Option shall not terminate on the Termination Date; accordingly, if Parent exercises the Stock Option on or prior to the Termination Date with respect to any Subject Shares, then Parent shall be entitled to purchase such Subject Shares in accordance with the provisions of this Option Agreement after the Termination Date.

          (b) For purposes of this Option Agreement, a "Purchase Event" shall be deemed to have occurred upon a termination of the Reorganization Agreement pursuant to which Interactive is required to pay Parent a fee of $1,500,000 as set forth in clause (ii) of Section 8.3(d) of the Reorganization Agreement (any such event, a "Termination").

          (c) For purposes of this Option Agreement, "Termination Date" shall mean 120 days after a Termination; provided, however, that if the Stock Option cannot be exercised prior to the end of such 120-day period by reason of any applicable judgment, decree, order, Legal Requirement or other legal impediment, then the Termination Date shall be extended until the date 30 days after the date on which such impediment is removed.

     1.2 CLOSINGS. In the event Parent wishes to exercise the Stock Option with respect to any Subject Shares, Parent shall send to Interactive a written notice (the date of which being herein referred to as the "Notice Date") specifying (a) the number of Subject Shares Parent will purchase, (b) the place at which such Subject Shares are to be purchased, and (c) the date on which such Subject Shares are to be purchased, which shall not be earlier than one business day nor later than 30 business days after the Notice Date. The closing of the purchase of such Subject Shares (the "Closing") shall take place at the executive offices of Interactive and on the date specified in such written notice (the "Closing Date"); provided, however, that: (i) if such purchase cannot be consummated by reason of any applicable judgment, decree, order, Legal Requirement or other legal impediment, the Closing Date may be extended by Parent to a date not more than 30 days after the date on which such impediment is removed; and (ii) if prior notification to or approval of any Governmental Body is required in connection with such purchase, Interactive shall promptly cause to be filed the required notice or application for approval and shall expeditiously process the same (and Interactive shall cooperate with Parent in



                                       2.
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the filing of any such notice or application required to be filed by Parent and the obtaining of any such approval required to be obtained by Parent), and the Closing Date may be extended by Parent to a date not more than 30 days after the later of (A) the date on which any required notification or waiting period has expired or been validly terminated, or (B) the date on which any required approval has been obtained.

     1.3 PAYMENT AND DELIVERY OF CERTIFICATES. On each Closing Date, (i) Parent will deliver to Interactive the Exercise Price payable for the Subject Shares being issued and sold by Interactive to Parent at the Closing and (ii) Interactive shall issue and deliver to Parent a certificate representing such Subject Shares.

SECTION 2. REPRESENTATION AND WARRANTIES OF INTERACTIVE. Interactive represents and warrants to Parent that (a) Interactive is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Option Agreement and to carry out its obligations hereunder, (b) the execution and delivery of this Option Agreement by Interactive and the consummation by Interactive of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Interactive and no other corporate proceedings on the part of Interactive are necessary to authorize this Option Agreement or any of the transactions contemplated hereby, (c) this Option Agreement has been duly executed and delivered by Interactive and constitutes a valid and binding obligation of Interactive, and, assuming this Option Agreement constitutes a valid and binding obligation of Parent, is enforceable against Interactive in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles, (d) Interactive has taken all necessary corporate action to authorize and reserve for issuance and to permit it to issue, upon exercise of the Stock Option, and at all times from the date hereof through the expiration of the Stock Option will have so reserved 344,531 unissued shares of its common stock, all of which, upon their issuance and delivery in accordance with the terms of this Option Agreement, will be validly issued, fully paid and nonassessable, (e) upon delivery of such shares of Interactive common stock to Parent upon exercise of the Stock Option, Parent will acquire valid title to all of such shares, free and clear of any and all Encumbrances of any nature whatsoever (except for restrictions under applicable federal and state securities laws), (f) the execution and delivery of this Option Agreement by Interactive does not, and the performance of this Option Agreement by Interactive will not (i) violate the certificate of incorporation or bylaws of Interactive, (ii) conflict with or violate any statute, rule, regulation, order, judgment or decree applicable to Interactive or by which it or any of its assets or properties is bound or affected, or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any lien on any of the property



                                       3.

or assets of Interactive pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, or other instrument or obligation to which Interactive or properties is bound or affected (except, in the case of clauses
(ii) or (iii) above, for violations, breaches or defaults which would not, individually or in the aggregate have a Material Adverse Effect on Interactive), and (g) the execution and delivery of this Option Agreement by Interactive does not, and the performance of this Option Agreement by Interactive will not, with respect to Interactive, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority except for pre-merger notification requirements, if applicable, of the HSR Act.

SECTION 3. REPRESENTATION AND WARRANTIES OF PARENT. Parent represents and warrants to Interactive that (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has the corporate power and authority to enter into this Option Agreement and to carry out its obligations hereunder, (b) the execution and delivery of this Option Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and no other corporate proceedings on the part of Parent are necessary to authorize this Option Agreement or any of the transactions contemplated hereby, (c) this Option Agreement has been duly executed and delivered by Parent and constitutes a valid and binding obligation of Parent, and, assuming this Option Agreement constitutes a valid and binding obligation of Interactive, is enforceable against Parent in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles, and (d) any Subject Shares acquired upon exercise of the Stock Option will be, and the Stock Option is being, acquired by Parent for its own account and not with a view to the distribution or resale thereof in any manner which would be in violation of applicable United States securities laws. Parent acknowledges the provisions of the legend set forth on the top of the first page of this Option Agreement and covenants to abide by its terms.

SECTION 4. CERTAIN REPURCHASES.

     4.1 CASH PUT PRICE. At any time during which (i) the Stock Option is exercisable pursuant to Section 1 and (ii) a letter of intent or definitive agreement with respect to a Superior Offer has been entered into by Interactive and has not been terminated (a "Cash Put Deal"), then Parent shall have the right to require Interactive (or any successor entity thereof) to repurchase from Parent the Stock Option, or any portion thereof, for a price equal to (A) the amount by which the "Market/Offer Price" for shares of Interactive common stock (as of the date Parent gives notice of its intent to exercise its rights under this Section 4, which in such event shall be the "Notice Date") exceeds the



                                       4.
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Exercise Price multiplied by (B) the number of Subject Shares then purchasable pursuant to the Stock Option (or such portion thereof with respect to which Parent is exercising its rights under this Section 4). "Market/Offer Price" means the higher of the following:

     (X) the per share price called for by the Cash Put Deal; or

     (Y) the average of the closing sale prices, on a per share basis, of Interactive common stock for the 10 trading days immediately preceding the Notice Date (the "Average Price").

     4.2 PAYMENT AND REDELIVERY OF OPTION. In the event that Parent exercises its rights under Section 4.1, then promptly upon the consummation of the Cash Put Deal, Interactive (or any successor entity) shall pay the required amount to Parent in cash (whether or not consummation occurs prior to the Termination
Date). In the event that the Cash Put Deal is terminated prior to consummation (and Interactive makes a public announcement thereof), then Interactive shall pay the required amount to Parent in shares of Interactive common stock (valued, for this purpose, at the Average Price) within 10 business days of the public announcement of such termination. In either event, at the time of payment Parent shall surrender to Interactive the Stock Option, and Parent shall warrant that it owns the Stock Option free and clear of all Encumbrances of any kind or nature whatsoever.

SECTION 5. NET ISSUE EXERCISE. Notwithstanding any provisions herein to the contrary, at any time prior to the Termination Date, if the Average Price (using the date of calculation as the "Notice Date") exceeds the Exercise Price then Parent may elect to exercise the Stock Option (or any unused portion thereof) pursuant to this Section 5 and receive the number of Subject Shares equal to "X" where:

          X     =     Y (A-B)
                      -------
                        A

                      Y = the number of Subject Shares subject to the portion of the Stock Option being exercised

                      A = the Average Price (using the date of calculation as the Notice Date)

                      B = the Exercise Price (as adjusted to the date of such calculation)

SECTION 6. REGISTRATION RIGHTS. In the event that Parent shall desire to sell any of the Subject Shares purchased pursuant to the Stock Option within 2 years after such purchase, and such sale requires in the opinion of counsel to Parent, which opinion shall



                                       5.
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be reasonably satisfactory to Interactive and its counsel, registration of such shares under the Securities Act of 1933, Parent may, by written notice (the "Registration Notice") to Interactive, request Interactive to register under the Securities Act all or any part of the shares purchased pursuant to the Stock Option ("Registrable Securities"). Interactive (and/or any person designated by Interactive) shall thereupon have the option, exercisable by written notice delivered to the Parent within 10 business days after the receipt of the Registration Notice, irrevocably to agree to purchase all or any part of the Registrable Securities for cash at a price (the "Option Price") equal to the product of (i) the number of Registrable Securities and (ii) the average of the closing sale prices of shares of Interactive common stock on the Nasdaq National Market for the 10 trading days immediately preceding receipt by Interactive of the Registration Notice. Any such purchase of Registrable Securities by Interactive or its designee hereunder shall take place at a closing to be held at the principal executive offices of Interactive or its counsel at any reasonable date and time designated by Interactive or its designee in such notice within 20 business days after delivery of such notice. Any payment for the shares to be purchased shall be made by delivery at the time of such closing of the Option Price in immediately available funds.

     If Interactive does not elect to exercise its option pursuant to this
Section 5 with respect to all Registrable Securities designated in the Registration Notice, it shall use its best efforts to effect, as promptly as practicable, the registration under the Securities Act of the unpurchased Registrable Securities; provided, however, that (i) Parent shall not be entitled to more than one effective registration statement hereunder and (ii) Interactive will not be required to file any such registration statement during any period of time (not to exceed 90 days after such request in the case of clause (B) below or 120 days in the case of clauses (A) and (C) below) when (A) Interactive is in possession of material non-public information which it reasonably believes would be detrimental to be disclosed at such time and, in the judgment of the Board of Directors of Interactive, such information would have to be disclosed if a registration statement were filed at that time; (B) the Registration is required under the Securities Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement; or (C) Interactive determines, in its reasonable judgment, that such registration would interfere with any financing, acquisition or other material transaction involving Interactive or any of its affiliates. Interactive shall use its commercially reasonable efforts to cause all Registrable Securities registered pursuant to this Section 5 to be qualified for sale under the securities or blue-sky laws of such jurisdictions as Parent may reasonably require and shall continue such registration or qualification in effect in such jurisdiction; provided, however that Interactive shall not be required to qualify to do business in, or consent to general service of process in, any jurisdiction by reason of this provision.



                                       6.
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     The registration rights set forth in this Section 5 are subject to the condition that Parent shall provide Interactive with such information with respect to Parent's Registrable Securities, the plans for the distribution thereof, and such other information with respect to Parent as, in the reasonable judgment of counsel for Interactive, is necessary to enable Interactive to include in such registration statement all material facts required to be disclosed with respect to a registration thereunder.

     A registration effected under this Section 5 shall be effected at Interactive's expense, except for underwriting discounts and commissions and the fees and expenses of counsel to Parent, and Interactive shall provide to the underwriters, if any, such documentation (including certificates, opinion of counsel and "comfort" letters from auditors) as are customary in connection with underwritten public offerings as such underwriters may reasonably require. In connection with any such registration, the parties agree (i) to indemnify each other and the underwriters, if any, in the customary manner and (ii) if applicable, to enter into an underwriting agreement in form and substance customary to transactions of this type with the Manager and the other underwriters participating in such offering.

SECTION 7. ADJUSTMENT UPON CHANGES IN CAPITALIZATION. In the event of any change in Interactive common stock by reason of stock dividends, stock splits, mergers (other than the Merger), recapitalizations, combinations, exchange of shares or the like, the type and number of shares or securities subject to the Stock Option, and the Exercise Price per share, shall be adjusted appropriately.

SECTION 8. RESTRICTIVE LEGENDS. Each certificate representing Subject Shares issued to Parent hereunder shall initially be endorsed with a legend in substantially the following form:

          THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION AND APPLICABLE STATE SECURITIES LAWS IS AVAILABLE.

SECTION 9. MISCELLANEOUS

     9.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. All representations, warranties and agreements made by Interactive in this Option Agreement shall survive any Termination and shall survive any exercise of the Stock Option and any acquisition by Parent of any Subject Shares.



                                       7.

     9.2 INDEMNIFICATION. Without in any way limiting any of the rights or remedies otherwise available to either party, each party shall hold harmless and indemnify the other from and against any damages suffered or incurred by the other and that arise from any breach of any representation, warranty, covenant or obligation of the indemnifying party contained herein.

     9.3 EXPENSES. Except as otherwise provided herein, all costs and expenses incurred in connection with the transactions contemplated by this Option Agreement shall be paid by the party incurring such costs and expenses.

     9.4 NOTICES. All notices or other communications under this Option Agreement shall be in writing and shall be given by delivery in person or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows (or such other address for a party as shall be specified in a notice given in accordance with this Section 8.4) and shall be deemed to have been given upon delivery in person or four days after deposit in the U.S. mail:

     If to Interactive:

          Interactive, Inc.
          5095 Murphy Canyon Road
          San Diego, CA  92123
          Attention:  Robert C. Vernon
          Facsimile No:  (619) 565-8570



          With a copy to:

          Pillsbury Madison & Sutro LLP
          101 West Broadway, Suite 1800
          San Diego, CA  92101-8219
          Attention: T. Michael Hird, Esq.
          Facsimile No.: (619) 236-1995



                                       8.
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     If to Parent or Merger Sub:

          DataWorks Corporation
          5910 Pacific Center Boulevard
          San Diego, CA  92121
          Attention:  Stuart W. Clifton
          Facsimile No:  (619) 546-0682


          With a copy to:

          Cooley Godward LLP
          4365 Executive Drive
          Suite 1100
          San Diego, CA  92121-2128
          Attention: Frederick T. Muto, Esq.
          Facsimile No.: (619) 453-3555

     9.5 SEVERABILITY. Any term or provision of this Option Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Option Agreement or affecting the validity or enforceability of any of the terms or provisions of this Option Agreement in any other jurisdiction. If any provision of this Option Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     9.6 ENTIRE AGREEMENT. This Option Agreement and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Option Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

     9.7 ASSIGNMENT, BINDING EFFECT. This Option Agreement shall be assignable only to the extent not violative of applicable securities laws. This Option Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Option Agreement to the contrary, nothing in this Option Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Option Agreement.



                                       9.

     9.8 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Option Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Option Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

     9.9 GOVERNING LAW. This Option Agreement shall be governed in all respects by the laws of the State of Delaware, as applied to contracts entered into and to be performed entirely within the State of Delaware.

     9.10 HEADINGS. Headings of the Sections of this Option Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

     9.11 COUNTERPARTS. This Option Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

     IN WITNESS WHEREOF, Parent and Interactive have caused this Option Agreement to be executed, as of the date first written above.

                                       DATAWORKS CORPORATION


                                       By:
                                          --------------------------------
                                          Stuart W. Clifton
                                          President and Chief Executive Officer


                                       INTERACTIVE GROUP, INC.


                                       By:
                                          --------------------------------
                                          Robert C. Vernon
                                          Chief Executive Officer



                                      10.